UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 24, 2008
ENCISION INC.
(Exact name of registrant as specified in its charter)

Colorado	0-28604	84-1162056
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6797 Winchester Circle, Boulder, Colorado		80301
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(303) 444-2600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 24, 2008, Encision Inc. (the “Company”) received notice from the American Stock Exchange (the “Amex”) indicating that, due to Encision’s continued failure to comply with certain of the Amex's continued listing standards, the Amex intends to immediately file a delisting application with the Securities and Exchange Commission to strike Encision’s common stock from the Amex.

On July 16, 2007, the Company received notice from the Amex that it was not in compliance with Section 1003(a)(ii) of the Amex Company Guide due to stockholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three out of four of its most recent fiscal years. The Company submitted a plan of compliance on August 15, 2007 advising the Amex of action that the Company would take to regain compliance by January 16, 2009.

The Amex’s recent notice indicates that, based on a review of the Company’s Form 10-KSB for the year ended March 31, 2008, Form 10-Q for the period ended June 30, 2008 and information provided by the Company, the Amex has determined that the Company has not made progress consistent with its plan of compliance and that there is no basis for the Amex to conclude that the Company could regain compliance by the January 16, 2009 deadline. Accordingly, the Amex has determined that delisting procedures pursuant to Section 1009(e) of the Amex Company Guide are warranted. The Company does not intend to appeal the delisting.

The notice requires the Company to file a press release disclosing receipt of the notice. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release issued by ENCISION INC., September 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCISION INC. (Registrant)

Date September 30, 2008	/s/ Marcia K. McHaffie
Marcia K. McHaffie Controller Principal Accounting Officer